EXHIBIT 2.8

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”), dated as of November 22, 2005, is by and between Choice Medical Centers, Inc., a Florida Corporation having a corporate address of 2295 North West Corporate Blvd., Suite 140, Boca Raton, Florida. 33431 (“CMC”), CMC’s subsidiary and affiliate entities set forth in Exhibit A attached hereto, (CMC and the subsidiary and affiliate entities set forth in Exhibit A collectively referred to as “CMC Companies”), and the shareholders, members and/or owners (the “Shareholders”) of the CMC Companies (the CMC Companies and Shareholders collectively referred to as the "Seller"), and Basic Care Networks, Inc., a Delaware corporation having an address of 4270 Promenade Way, Suite 226, Marina Del Ray, CA 90292 ("Buyer"). Seller and Buyer may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

A. Seller owns all of the issued and outstanding ownership interests or shares of the CMC Companies (collectively the "Company Stock", and this term's meaning shall include any and all forms of ownership interests, regardless of whether such interests are stock, member interests, partnership interests, or any other form of equity).

B. This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding Company Stock of the CMC Companies in accordance with the terms of this Agreement.

C. In addition to the foregoing, Buyer desires to obtain, and Seller desires to grant an option to acquire any new facilities opened by Seller during the period between the date of this Agreement and the Closing Date (defined below) in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
Definitions

1.1. Defined Terms. As used herein, the terms below shall have the following meanings:

"Books and Records" shall mean all records pertaining to the assets, properties, business, operations, accounts, financial condition, customers or suppliers of the CMC Companies.

“Business” shall mean, collectively, the business and operations of the CMC Companies.

"Closing Balance Sheet" shall mean the consolidated balance sheets of the CMC Companies as of the Closing Balance Sheet Date, as prepared on a basis consistent with the Current Balance Sheet.

"Closing Balance Sheet Date" shall mean the last day of the latest calendar quarter for which financial information is set forth in Buyer’s Registration Statement.

"Closing Date" shall mean the earlier of April 30, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement, unless the Parties otherwise mutually agree to the contrary.

"Closing Financial Statements" shall mean the Closing Balance Sheet, and the consolidated statements of income and retained earnings and cash flows of the CMC Companies for the period from January 1, 2005 to the end of the latest calendar quarter for which financial information is set forth in Buyer’s Registration Statement, as prepared on a basis consistent with the Current Financial Statements.

"Code" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

"Contract" shall mean any of the agreements, contracts, instruments or commitments to which one or more of the CMC Companies is a party, all as identified or listed on Schedule 1.1(a).

“CMC Companies” shall mean CMC, its wholly owned subsidiary, and the affiliated entities set forth in Exhibit A attached hereto.

"Current Balance Sheet" shall mean the consolidated balance sheets of the CMC Companies at the Current Balance Sheet Date, together with the notes thereon, as audited by Buyer at Buyer’s expense.

"Current Balance Sheet Date" shall mean September 30, 2005.

"Current Financial Statements" shall mean the Current Balance Sheet, and the consolidated statements of income and retained earnings and cash flows of the CMC Companies for the fiscal year ended September 30, 2005, as audited by Buyer at Buyer’s expense.

"Encumbrance" shall mean any lien, pledge, option, adverse claim, charge, easement, security interest, right-of-way or encumbrance.

"Facilities" shall mean all of the office, research and operating facilities, leased real property, and related facilities used by any of the CMC Companies and which are identified or listed on Schedule 1.1(b).

"Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment owned or used by the CMC Companies and located in, at or upon the Facilities as of the Current Balance Sheet Date, plus all additions, replacements or deletions since the Current Balance Sheet Date in the ordinary course of the CMC Companies’ businesses.

"Governmental Entity" shall mean any governmental entity, department, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

“Health Care Program” shall mean Medicare, Medicaid, and any other health care program that is operated by or financed in whole or in part by any federal, state, or local government agency.

“Health Care Requirement” shall mean any law or statute relating to a Health Care Program, the practice of medicine, and private insurance program requirements, including Section 1877 of the Social Security Act, 42 United States Code § 1395nn (“Stark II”); Section 1128B(b) of the Social Security Act, 42 U.S.C. § 1320a-7b (b) (the “Anti-Kickback Statute”); the Florida Patient Self-Referral Act, § 456.053, Florida Statutes; the Florida Patient Brokering Act, § 817.505, Florida Statutes; the Florida Anti-Kickback Statute, § 456.054, Florida Statutes; and other federal and state laws regulating health care or the practice of medicine; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq.; the Florida Drug and Cosmetic Act, Chapter 499, Florida Statutes; the Florida Comprehensive Drug Abuse Prevention and Control Act, Chapter 893, Florida Statutes, and other laws pertaining to the manufacture, distribution, preparation, dispensing, or administration of any prescription medication or controlled substance; § 456.057, Florida Statutes, regarding the ownership and control of patient records; the Health Insurance Portability and Accountability Act of 1996, as amended, Public Law 104-191, which, among other things, imposes certain privacy requirements for individually identifiable health information that is or has been electronically transmitted or maintained; and the valid rules and regulations promulgated thereunder by governmental regulatory authorities, including, without limitation, any commission, board, bureau, or agency thereof.

“Indemnified Liabilities” has the meaning ascribed in Section 8.3 hereof.

"Leases" shall mean all of the leases to which any of the CMC Companies is a party, which are listed on Schedule 1.1(c) attached hereto, which schedule indicates with respect to each Lease listed thereon the term, annual rent, renewal options and, if applicable, the number of square feet leased.

"Licenses" shall mean all governmental or regulatory licenses or permits required to conduct the Business of the CMC Companies as presently conducted, which are identified or listed on Schedule 1.1(d) attached hereto.

"Material Adverse Effect" shall mean a material adverse effect upon the business, operations, properties, assets or condition (financial and otherwise) or projected cash flows of the CMC Companies.

"Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

"SEC" shall mean the U.S. Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Taxes" means all taxes, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, capital gains, transfer gains, license, payroll, privilege, and franchise taxes, imposed by any Governmental Entity, and shall include any interest, penalties or additions to taxes attributable to any of the foregoing.

Article 2
Purchase and Sale of Stock and Options

2.1. Sale of Outstanding Company Stock. Subject to the terms of this Agreement, Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, on the Closing Date, all right, title and interest of Seller, legal and/or equitable, in and to the issued and outstanding Company Stock.

2.2. Purchase Price. The purchase price (the “Purchase Price”) for all of the issued and outstanding Company Stock shall be an amount equal to the greater of (i) $11,028,928.00 (the “Minimum Purchase Price”), or (ii) four (4) times the consolidated audited, accrual basis earnings of the CMC Companies, before calculating effects of interest, Taxes, depreciation and amortization (“EBITDA”) as reflected in the Current Financial Statements for the twelve (12) months ended December 31, 2005, or (iii) four (4) times the consolidated audited, accrual basis earnings of the CMC Companies, before calculating effects of interest, Taxes, depreciation and amortization (“EBITDA”) as reflected in the Current Financial Statements for the twelve (12) month period of July 1, 2005 through June 30, 2006. Items (ii) and (iii) herein shall be subject to additional terms, and adjusted in the manner, that follows:

2.2.1 Subject to the Minimum Purchase Price, the EBITDA calculation will be adjusted as follows:

(A)
Increased by payroll expenses for Gary Brown, and decreased by one hundred thousand dollars ($100,000.00), which amount represents the amount that the Management Company agrees to accept from the CMC Companies as a base salary after the Closing Date; and

(B)	Increased by all other costs and expenses which are reasonably not expected to recur after the Closing Date including, but not limited to, start-up or initial closing costs for a Subsidiary.

2.2.2 Any adjusted increase in the Purchase Price as a result of Section 2.2 (ii) or 2.2 (iii) shall be limited to a maximum adjustment resulting in a total Purchase Price of $13,000,000.00 (the “Maximum Purchase Price”).

2.3 Payment of Purchase Price. The Purchase Price shall be payable as follows:

2.3.1 The Shareholders shall be paid with certified funds on the Closing Date an amount equal to the greater of (A) the Minimum Purchase Price or (B) the Purchase Price, as adjusted in accordance with Section 2.2 (ii) (up to the Maximum Purchase Price); and

2.3.2 In the event that after giving effect to Section 2.2 (ii) the Shareholders do not receive the Maximum Purchase Price at Closing, the remaining difference, if any after calculating in accordance with Section 2.2 (iii), shall be paid as a cash balloon payment payable in full on or before June 30, 2007. Such amount remaining due the Shareholders shall be evidenced by promissory note (the "Note"), the form of which is attached hereto as Exhibit B, bearing interest at the annual rate of six percent (6%).

2.4 Documentary Stamp Taxes. Buyer shall be responsible for any documentary stamp taxes on any other transfer, sales or other taxes imposed by reason of the transfer of the Company Stock.

2.5 Sale of New Facilities. Subject to the terms and conditions of this Section 2.6, Seller hereby grants to the Buyer an irrevocable option (the “Option”) to purchase all of Seller’s equity interests in any and all new facilities opened by Seller during the period between the March 1, 2005 letter of intent between the Parties and the Closing Date.

2.5.1 Buyer shall be solely responsible for the payment of any and all federal, state and local taxes which may accrue to the Buyer by virtue of the grant and/or exercise of the Option.

2.5.2 Buyer shall have a period of six (6) months after the initial twelve (12) months of its operation (the “Exercise Period”) in which to exercise the Option for each respective new facility. If Buyer exercises its Option to purchase a new facility, Seller shall be obligated to sell its equity interests in the same to Buyer.

2.5.3 During the Exercise Period, Buyer may exercise the Option by giving written notice thereof to Seller setting forth the facility’s identification that Buyer is acquiring. Upon the payment in full of the Exercise Price, as defined in Section 2.6.4, below, Seller shall cause the transfer, assignment, conveyance and delivery of all right, title and interest of Seller, legal or equitable, in and to the issued and outstanding shares or other interests of the facility to the Buyer. All securities issued pursuant to the exercise of the Option shall be subject to applicable securities laws, rules, regulations and restrictions on disposition.

2.5.4 The exercise price (“Exercise Price”) of the Option to purchase a new facility shall be an amount equal to four (4) times such facility’s EBITDA for the twelve (12) months ending the first full year of operation of such new facility, payable in full on the closing of that transaction. In making the EBITDA calculation relating to any exercise of an Option, such calculation shall be adjusted so as to eliminate all expenses that will not recur after the acquisition, including but not limited to start-up or closing costs for the respective facility.

2.5.5 All Buyer and Seller representations and warranties, conditions to closing, post closing duties, closing documents, additional covenants and miscellaneous provisions of Section 11 as set forth in this Agreement are incorporated into the Option to acquire a new facility by this reference.

2.6 Public Offering or Private Placement. It is understood that Buyer proposes to file a Registration Statement with the SEC as soon as possible after the execution of this Agreement for the purpose of consummating a public offering of shares of its common stock, or to conduct a private placement. A portion of the proceeds received from the public or private offering will be used to consummate the purchase of the outstanding Company Stock from Seller.

Article 3
Pre-Closing, Closing and Post Closing

3.1 Pre Closing. During the period between the date of the Agreement and Closing, the CMC Companies will:

3.1.1 Continue to operate in the ordinary course, and will refrain from making any distributions or payments to shareholders or members other than as follows:

(A)	The cash held by each of the CMC Companies just prior to Closing may be distributed, first as distributions of previously taxed income, to the holders of ownership interests of each entity.

(B)
Seller shall repay all outstanding bank lines of credit (excluding items listed in Schedule 6.9 as well as Lease liabilities and other financed liabilities to be excluded and assumed by Buyer as reflected in the terms of this Agreement and Schedules attached hereto including, but not limited to transportation vehicles listed in Schedule 3.1.1, medical equipment, or any other hardware or software to operate the company). All debts assumed by Buyer that have personal Guaranties from Gary Brown shall be refinanced and/or amended so as to remove Gary Brown as a personal guarantor. At Closing, Seller shall be responsible for the lesser of $150,000.00 or the outstanding balance due from affiliate parties not being acquired hereunder.

(C)
Seller shall not to incur additional indebtedness or other obligations in excess of $15,000.00, nor purchase or lease any equipment in excess of $15,000.00, without Buyer’s express prior written consent, which consent shall not be unreasonably withheld.

3.1.2  The Parties acknowledge that Buyer is undertaking an audit of the CMC Companies’ Current Financial Statements. In addition, Buyer has arranged, with approval of Seller, for the preparation of the CMC Companies’ Closing Financial Statements and shall deliver those to Seller when they are completed.

3.2. Closing. The closing of the transactions contemplated herein (the "Closing") shall occur the earlier of April 30, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement, unless the Parties otherwise agree in writing. The Closing shall be held at 1:00 p.m. local time on the Closing Date at the law office of James L. Pruden, P.A., 980 N. Federal Highway, Suite 404, Boca Raton, FL 33432, unless the parties hereto otherwise mutually agree to the contrary.

3.3. Deliveries at Closing. At Closing, Seller and Buyer shall conclude all matters and make all deliveries set forth in Article 7 hereof.

3.4. Post Closing. From and after the Closing, each Party will provide the other Party with reasonable cooperation in connection with any and all matters that arise in connection with the Business of the CMC Companies, and any additional facilities acquired pursuant to Buyer’s Option, including, without limitation, any litigation, tax matter, or governmental investigation.

Article 4
Representations and Warranties of Seller

Except as set forth on the Schedules to this Agreement, Seller hereby represents and warrants to Buyer that as of Closing:

4.1. Organization. Each of the CMC Companies has been duly organized and is validly existing and in good standing under the laws of their states of incorporation, and each has full power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets.

4.2. Articles of Incorporation; Bylaws. Etc. True and complete copies of the articles of incorporation, bylaws, articles of organization, operating agreements, etc., as applicable, minute books and all stock books and stock transfer records of the CMC Companies, each of the foregoing as amended to the date hereof, have been furnished to Buyer, and there will be no amendments or changes to any of such documents prior to the Closing Date without the express prior written consent of Buyer. On the Closing Date, all such minute books will contain the true and complete minutes and records of any meetings, proceedings and other actions of the shareholders, members, directors and/or managers of the CMC Companies from the date hereof to the including the Closing Date.

4.3. Execution. Seller has the capacity to enter into this Agreement, and this Agreement has been executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and, subject to the qualification that the availability of equitable remedies, is subject to the discretion of the court before which any proceeding therefor may be brought).

4.4. Absence of Certain Changes or Events. Except as set forth on the Schedules including, but not limited to, Schedule 4.4 and changes and/or events occurring subsequent to the date of this Agreement that are consistent with the past operations of the CMC Companies and otherwise made in the ordinary course of business, since the Current Balance Sheet Date there has not been any any:

(A)	material change in the financial condition, assets, liabilities, working capital, reserves, earnings or Business of the CMC Companies;

(B)
material increase, addition or modification in (i) compensation payable or to become payable to any of the officers or employees of the CMC Companies (collectively “Personnel”), (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit sharing or similar payment or arrangement made or agreed to by any of the CMC Companies for any Personnel, except pursuant to the plans and arrangements described in Schedule 4.17, or (iv) new employment agreement to which any of the CMC Companies is a party, except for the Management Agreement attached as Exhibit D;

(C)	material sale, assignment or transfer of any of the assets of the CMC Companies, either singly or in the aggregate, or discontinuance of any service, product or product line;

(D)	cancellation of any material indebtedness, or waiver of any rights of substantial value to the CMC Companies;

(E)	amendment, cancellation or termination of any Contract, License, Lease or other instrument material to the Business;

(F)	capital expenditure other than in the ordinary course of business;

(G)	the failure to pay any obligation of the CMC Companies that is not otherwise subject to a bona fide dispute, except where such failure would not have a Material Adverse Effect;

(H)	change in accounting methods by the CMC Companies which would have a Material Adverse Effect on their assets, liabilities or Business (whether for accounting or tax purposes);

(I)	revaluation by the CMC Companies of any of their assets, including without limitation, writing off notes or accounts receivable in any material respect;

(J)	damage, destruction or loss (not covered by insurance) which would have a Material Adverse Effect affect on the properties, assets or Business of the CMC Companies in any material respect;

(K)
mortgage, pledge, grant, or creation of any Encumbrance on any assets of the CMC Companies, either singly or in the aggregate, except purchase money mortgages/liens arising in the ordinary course of business to secure indebtedness associated with such asset’s acquisition, or for any lien rights of the landlord at each of the Facilities pursuant to the provisions of the Lease of the applicable Facility;

(L)	any redemption, purchase or other acquisition of any of the CMC Companies’ equity securities;

(M)
issuance by the CMC Companies of, or commitment of the CMC Companies to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

(N)
indebtedness incurred by the CMC Companies for borrowed money in excess of $25,000, or any commitment to borrow money or to make loans by the CMC Companies in an amount greater than $25,000 without written consent of the Buyer which such consent shall not be unreasonably withheld.

4.5. Capital Stock. The issued and outstanding Company Stock is owned of record and beneficially by Seller, free and clear of all Encumbrances. All outstanding Company Stock has been duly authorized and validly issued, and is fully paid and nonassessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the CMC Companies, other than as contemplated by this Agreement. All such outstanding Company Stock is being delivered to Buyer at the Closing.

4.6. Title to Assets. Except as set forth on Schedule 4.6(b), the CMC Companies have good title to, or valid leasehold interests in, all assets and properties listed in Schedule 4.6(a) that are purported to be owned, operated or leased by it, or used in the operation of its business free and clear of all Encumbrances except as created in the ordinary course of business to secure indebtedness incident to their acquisition. Each of the CMC Companies has to its best knowledge performed all the obligations required to be performed by it with respect to all assets leased by it through the date hereof, except where the failure to perform would not have a Material Adverse Effect. Except as set forth on Schedule 4.6, no improvement, equipment or other asset is subject to any commitment or other arrangement for their sale or use by any third parties, except for any lien rights of the landlord at each of the Facilities pursuant to the provisions of the lease of the applicable Facility.

4.7. Contracts and Commitments. Each of the CMC Companies is not (and, to the best knowledge of Seller, no other party is) in material breach or violation of, or material default under, any of the Contracts, Leases, Licenses or other instruments, obligations, evidence of indebtedness or commitments described on Schedules 1.1(a), 1.1(c) and 1.1(d), where such breach or violation or default would have a Material Adverse Effect.

4.8. No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in a violation of, or a conflict with, any provision of the Articles of Incorporation or Bylaws of the Business, (b) constitute a material violation by the Business or Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Business or Seller, or (c) create an imposition of any encumbrance, restriction or charge on the business of the Business or on any of its assets, except for a landlord’s lien, as a result of any document, record, contract, Lease or License.

4.9. Consents and Approvals. Except as set forth herein and on Schedule 4.9, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, or any other person or entity, is required to be made or obtained by the Business in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Parties hereto acknowledge and agree that Buyer shall be responsible for obtaining and paying for (i) transferring and/or obtaining new/replacement clinic Licenses as well as the other Licenses listed in Schedule 5.4, and (ii) transferring and/or the assignment of the Leases for the facilities listed in Schedule 1.1(c), and (iii) updating the officers, directors and registered agent with the Florida Department of State. Seller agrees to use its best efforts to assist Buyer in obtaining the transfer and/or assignment of such Leases and Licenses.

4.10. Financial Statements. Seller has heretofore delivered to Buyer the Current Financial Statements. The Current Financial Statements, copies of which are attached hereto as Schedule 4.10, are complete and fairly represent the assets, liabilities and financial condition, results of operations and cash flows indicated thereby as of each date and for the period covered thereby, on a consistent basis.

4.11. No Pending or Threatened Actions. Except as set forth on Schedule 4.11, there is no action, suit, investigation, or other proceeding, or governmental investigation, audit, or inquiry, pending, or to Seller’s knowledge, threatened, whether formal or informal, civil, criminal, administrative, or investigative, and whether at law, in equity, or before any governmental agency, to include, without limitation, any bankruptcy proceeding or creditor’s reorganization or similar proceeding, pending, or to Seller’s knowledge, threatened, against Seller, or any of the property of Seller. Seller is not presently, and in the past has not been, subject to any audit, inspection, inquiry, or records subpoena by the Florida Department of Health, the Florida Board of Medicine, or other governmental regulatory authority relating to the practice of medicine to include, a Health Care Requirement. Seller is not presently, and has not in the past been, in connection with the practice of medicine by Seller, the subject of (i) a criminal proceeding brought under any provisions of law relating to the practice of medicine, including any Health Care Requirement, (ii) a civil proceeding brought under any provisions of law relating to the practice of medicine to recover any penalties or damages under or to seek injunctive relief to enforce compliance with the laws regulating the practice of medicine, (iii) an order issued by the Florida Department of Health, the Florida Board of Medicine, or other regulatory authority imposing any fine or penalty relating to the practice of medicine, or (iv) a notice of noncompliance by the Florida Department of Health, the Florida Board of Medicine, or other governmental agency for a violation of the laws regulating the practice of medicine or any Health Care Requirement.

4.12. Labor Matters. None of the CMC Companies is a party to any organized labor agreement with respect to its employees with any labor organization, group or association. None of the CMC Companies has experienced any attempt by organized labor or its Representatives to make it conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the company. Each of the CMC Companies is in material compliance with all applicable laws respecting employment, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice which would have a material adverse effect on its Business. There is no unfair labor practice, charge or complaint against any of the CMC Companies pending before the National Labor Relations Board or any other Governmental Entity arising out of such companies’ activities, and Seller has no knowledge of any facts or information which would give rise thereto. There is no labor strike or labor disturbance pending or, to the best of Seller's knowledge, threatened against any of the CMC Companies, nor is any grievance currently being asserted; and none of the CMC Companies has experienced a work stoppage or other labor difficulty.

4.13. Liabilities. Each of the CMC Companies has no liabilities or obligations (absolute, accrued, contingent, direct or indirect, known or unknown, matured or unmatured, or otherwise) except (i) liabilities which are reflected or resolved against or are disclosed on the Current Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past business since the Current Financial Statements, and (iii) liabilities arising under Contracts, letters of credit, purchase orders, licenses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Schedules and Exhibits hereto, or which because of the immaterial dollar amount or other qualifications are not required to be listed in the Schedules hereto.

4.14. Compliance with Law. Seller has no knowledge of any fact, or received any written notice to the effect, that the CMC Companies are not in material compliance with, or otherwise in default in any material respect with, any law, ordinance, requirement, rule, regulation, or order applicable to the conduct of their Businesses, including each Health Care Requirement. Without limiting the generality of the foregoing, Seller covenants, represents, warrants, and promises to the Buyer that the CMC Companies have not, in connection with their Businesses, engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration, (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Health Care Program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a Health Care Program.

4.15. No Other Agreements to Sell the Outstanding Company Stock. Except as disclosed in Schedule 4.15, Seller has no legal obligation, absolute or contingent, to any person or entity, other than to Buyer, to sell the outstanding Company Stock, or to enter into any agreement with respect thereto.

4.16, Proprietary Rights. All of the CMC Companies’ (i) registrations of copyrights and trademarks, trade names or other trade rights, (ii) pending applications for any such registrations, and (iii) rights to use any other copyrights, trademarks, trade names and other trade rights (all of the items in the preceding clauses (i) through (iii) collectively, "Proprietary Rights"), are listed in Schedule 4.16. Except as set forth on Schedule 4.16, the CMC Companies are the sole owners of and have the exclusive right to use the Proprietary Rights, without any Encumbrances, and no person or entity has a right to receive a royalty or similar payment in respect of any Proprietary Rights, whether pursuant to any contractual arrangements entered into by any of the CMC Companies or otherwise. Except as set forth on Schedule 4.16, none of the CMC Companies have licenses granted by or to it, and no other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. To the best of Seller's knowledge, none of such Proprietary Rights, nor the CMC Companies’ use thereof, infringe or otherwise violate the rights of any third party; no proceedings have been instituted against or notices received by the CMC Companies that are presently outstanding alleging that the CMC Companies’ use of the Proprietary Rights infringes or otherwise violates any rights of a third party. No claim has been asserted that is presently outstanding, nor, has any claim been threatened, by any person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Proprietary Rights used by the CMC Companies.

4.17. Employee Benefit Plans. The CMC Companies do not now have, or participate in, and has not previously had, or participated in, or directly or indirectly contributed to, any Employee Plans, other than as set forth on Schedule 4.17.

(A)
Disclosure: Delivery of Health Insurance Plan Documents and Other Information. . A true and complete copy in all material respects of the CMC Companies’ health insurance plan has been delivered by Seller to Buyer, together with (i) all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the CMC Companies’ employees, (ii) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the CMC Companies, and (iii) a description setting forth the amount of any liability of the CMC Companies as of the date of this Agreement for payments more than 3-days past due with respect to the CMC Companies’ health insurance plan.

(B)	Termination. Except as set forth on Schedule 4.17, and except as provided by law, the employment of all persons presently employed or retained by the CMC Companies is terminable at will.

(C)	Litigation. Except as set forth on Schedule 4.17, none of the CMC Companies is a party to any litigation relating to or seeking benefits under the CMC Companies’ health insurance plan.

(D)
No Amendments. Except as set forth on Schedule 4.17, the CMC Companies do not have any announced plan or legally binding commitment to create any Employee Plans which are intended to cover employees or former employees of the CMC Companies, or to amend or modify the CMC Companies’ health insurance plan.

4.18. Tax Matters.

(A)
The CMC Companies have duly and timely filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports ("Tax Returns"). All such Tax Returns were completed in all material respects. The CMC Companies have paid in full all Taxes required to be paid by the CMC Companies before such payment became delinquent. The CMC Companies have made adequate provision for the payment of all accrued Taxes not yet payable. All Taxes which the CMC Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper taxing authority.

(B)
Except as set forth on Schedule 4.18(b), the federal income tax returns of the CMC Companies have not been audited by the Internal Revenue Service for any period. No issue has been raised by the Internal Revenue Service in respect of any such return which could result in a Material Adverse Effect. There are no audits, inquiries, investigations or examinations relating to the CMC Companies’ Tax Returns, pending or, to the best of Seller's knowledge, threatened, by any Governmental Entity, and there are no claims which have been asserted relating to any of the CMC Companies’ Tax Returns filed for any year which if determined adversely would result in the assertion by any Governmental Entity of any material Tax deficiency against the CMC Companies. There have been no waivers or extensions of statutes of limitations by the CMC Companies.

(C)
Seller shall be responsible for, and shall indemnify Buyer against, all Taxes imposed on the CMC Companies relating to taxable periods prior to the Current Balance Sheet Date (including without limitation all Taxes referred to in Schedule 4.18(b) as possible assessments for taxable periods prior to the Closing Date) to the extent such Taxes were not reserved for on the Current Balance Sheet.

(D)
Schedule 4.18(d) contains a listing of each of the CMC Companies’ assets, if any, with respect to which the tax basis differs from the book basis for financial reporting purposes, and the amount of such tax basis.

4.19. Severance Arrangements. Except as set forth on Schedule 4.19, the CMC Companies have not entered into any severance or similar arrangement in respect of any present or former Personnel that will result in any obligation (absolute or contingent) of Buyer or the CMC Companies to make any payment to any present or former personnel following termination of employment.

4.20. Insurance. Schedule 4.20 contains a complete and accurate list of all policies or binders of fire, liability, title, workers' compensation and other forms of insurance (showing as to each policy the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the CMC Companies on their Businesses, property or Personnel. All of such policies are, to the best of Seller's knowledge, sufficient for compliance with all requirements of law, except where failure would not have a Material Adverse Effect. To the best of Seller's knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders provide, to the best of Seller's knowledge, sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by the CMC Companies through the Closing Date.

4.21. Compliance With Legislation Regulating Environmental Qualities. To Seller's best knowledge, there are no toxic wastes or other toxic or hazardous substance or material being stored or otherwise held in or on any of the Facilities, or which have migrated from the Facilities, whether contained in ambient air, surface water, ground water, land surface or subsurface strata. To Seller's best knowledge, the Facilities have been maintained in material compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and local environmental protection, occupational, health and safety or similar laws ordinances, restrictions, licenses and regulations including but not limited to the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300£), Toxic Substances Control Act (15 U.S.C. § 2601), Clean Air Act (42 U:S.C. §§ 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) ("CERCLA"), and similar state laws.

4.22. Vacation Time. Bonuses, Etc. The vacation periods for the Personnel of the CMC Companies occur through the methods and periods described on Schedule 4.22 (a). Except as set forth on Schedule 4.22 (b), as of the Current Balance Sheet Date, there are no bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done that is due to, or expected by, present or former employees of the CMC Companies that are either not fully paid or not reflected in the Current Financial Statements (other than accrued compensation in the ordinary course of business for the periods between the Current Balance Sheet Date and the Closing Date).

4.23. Compensation. Schedule 4.23 lists the job categories (administrative and professional), and total annual compensation of all persons, by category, who, as of the date hereof, are or will be entitled to receive compensation from the CMC Companies.

4.24. Material Misstatements or Omissions. No representations or warranties by Seller in this Agreement nor any document, exhibit, certificate or schedule furnished to Buyer in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Copies of all documents furnished to Buyer hereunder are true and complete copies of the originals thereof in all material respects.

4.25 Bank Accounts. Set forth on Schedule 4.25 is a list of each bank in which the CMC Companies maintain an account or safe deposit box, the corresponding number of each such account or safe deposit box, and the names of all persons holding check signing or withdrawal power or other authority with respect thereto.

4.26 Powers of Attorney. Set forth on Schedule 4.26 is a list of the names of any persons holding powers of attorney from the CMC Companies, and a summary statement of the terms thereof.

4.27 Certain Transactions. Set forth on Schedule 4.27 is a list of shareholders, agents or employees of the CMC Companies, or any person related to such person by blood or marriage holding any position or office with or has any financial interest, direct or indirect, in any vendor, client or account of, or other outside business which has transactions with any of the CMC Companies.

4.28 Equity Holders. Set forth on Schedule 4.28 is a correct and complete list of the names and addresses of all of the Shareholders of the CMC Companies, and all equity interests of the CMC Companies (collectively, the “Equity Interests”), all of which are owned beneficially and of record by the Shareholder indicated. Each outstanding Equity Interest has been duly authorized and validly issued, and no Equity Interest has been issued in violation of preemptive or similar rights. There are no outstanding subscriptions, options, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer by Seller or any shareholder of any equity or other ownership interests of Seller; and Seller has no obligation of any kind to issue any additional Equity Interests or to pay for any Equity Interests. The issuance and sale of all securities of Seller, including the Equity Interests, has been in full compliance with all applicable federal and state securities laws.

4.29 Officers, Directors and Employees and Post Closing Arrangements. Except as set forth in Schedule 4.29, Seller has no agreement or understanding with any shareholder, employee or Representative of the CMC Companies which would influence any such person not to become associated with Buyer from and after the Closing, or from serving the CMC Companies after the Closing in a capacity similar to the capacity presently held. No Seller knows of any employee or Representative of the CMC Companies who intends to terminate his or her employment with the CMC Companies prior to or following the Closing.

4.30 Vendors. Except as identified in Schedule 4.27, no vendor of the CMC Companies has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to the CMC Companies, as applicable, either prior to, or following the consummation of, the Closing.

4.31 Client and Vendor Relationships. Seller shall use its best efforts to maintain the goodwill and reputation associated with the CMC Companies, to keep the CMC Companies’ Personnel, suppliers, vendor Representatives and client relationships intact, and to assist in the transfer of such relationships to Buyer.

4.32 Disclosure For Health Care Program Compliance Purposes. Gary Brown and each Seller has not:

(A)	been convicted of a criminal offense in connection with the delivery of a health care item or service or with respect to any act or omission in a Health Care Program.

(B)
been convicted of a criminal offense in connection with the delivery of a health care item or service, or with respect to any act or omission in a Health Care Program relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct.

(C)
been convicted of a criminal offense in connection with the making or causing to be made of a false statement or representation or a false claim for the purpose of securing a benefit or payment either in a greater amount or quantity than is due or when no such benefit or payment is authorized under a Health Care Program.

(D)
been convicted of a criminal offense in connection with the offer, inducement, solicitation, payment, or receipt of any unlawful remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a federal or state Health Care Program, or in return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a federal or state Health Care Program.

(E)	been convicted of a criminal offense relating to the unlawful manufacture, distribution, prescription, or dispensing of a controlled substance.

(F)	been convicted of a criminal offense in connection with the interference with or obstruction of any investigation into any criminal offense relating to any of the preceding paragraphs of this section.

(G)
Does not have a direct or indirect ownership or control interest of five percent (5%) or more in, and is not, and in the past has not been, an officer, director, or managing employee or partner of, any business enterprise that has been convicted of any criminal offense described in this Section 4.33.

(H)
been disbarred, suspended, or excluded from participation, or otherwise sanctioned under any Health Care Program, and does not have, and in the past has not had, a direct or indirect ownership or control interest of five percent (5%) or more, and is not, and in the past has not been, an officer, director, managing employee, or partner of, any business enterprise that has been disbarred, suspended, or excluded from participation, or otherwise sanctioned, under any Health Care Program.

Article 5

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that as of Closing:

5.1. Organization of Buyer. Buyer is duly organized validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets.

5.2. Authorization. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally).

5.3. No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, Lease, Encumbrance, commitment, license, franchise permit, authorization or concession to which Buyer is a party or by which Buyer or any of its assets are bound, (iii) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Buyer including, but not limited to the Securities Act, or (iv) an imposition of any Encumbrance, restriction or charge on the business of Buyer or on any of its assets.

5.4. Consent and Approvals. Except as set forth herein and in Schedule 5.4 attached hereto, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, or any other person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Parties hereto acknowledge and agree that Buyer shall be responsible for obtaining and paying for (i) transferring and/or obtaining new/replacement clinic Licenses as well as the other Licenses listed in Schedule 5.4, and (ii) transferring and/or the assignment of the Leases for the facilities listed in Schedule 1.1(c), and (iii) updating the officers, directors and registered agent with the Florida Department of State. Seller agrees to use its best efforts to assist Buyer in obtaining the transfer and/or assignment of such Leases and Licenses.

5.5. Investment Representations. Buyer is acquiring the issued and outstanding Company Stock for its own account for investment and not with a view to the sale or distribution thereof or with any present intention of selling or distributing any thereof. Buyer understands and acknowledges that the issued and outstanding Company Stock is not registered under the Securities Act, and will not be subsequently transferable, except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 or any successor rule under the Securities Act, (iii) pursuant to a no-action letter issued by the SEC to the effect that a proposed transfer of the outstanding Company Stock may be made without registration under the Securities Act, or (iv) upon an opinion of counsel to the effect that the proposed transfer is exempt from registration or qualification under the Securities Act and relevant state securities laws. By such representation, the Buyer states that (x) it understands that the issued and outstanding Company Stock is being offered pursuant to a specific exemption under the provisions of the Securities Act, which exemption(s) depends, among other things, upon the investment intent of a purchaser, (y) no other person has a beneficial interest in the issued and outstanding Company Stock being acquired hereunder, and that no other person has furnished or will furnish directly or indirectly, any part of or guarantee the payment of any part of the consideration to be paid for the issued and outstanding Company Stock, and (z) the Buyer does not intend to distribute all or any part of the issued and outstanding Company Stock. Buyer realizes that, in the view of the SEC, a purchase now with an intent to resell by reason of any foreseeable specific contingency or an anticipated change in market value or in the condition of the Companies or of their properties, or in connection with a contemplated liquidation or settlement of any loan obtained by the Buyer for the acquisition of the issued and outstanding Company Stock would represent a purchase with an intent inconsistent with the foregoing representation by Buyer, and that such a sale or disposition might be regarded as a deferred sale as to which the exemption is not available.

5.6. Compliance with Law. To the Buyer's knowledge, Buyer and the conduct of its business are in material compliance with all applicable material laws, statutes, ordinances and regulations, whether federal, state or local and whether foreign or domestic, except where the failure to comply would not have a material adverse effect on the business or financial condition of Buyer and its subsidiaries, taken as a whole. Buyer has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a material adverse effect an the business or financial condition of Buyer and its subsidiaries, taken as a whole.

5.7 Compliance with Reporting. As of the Closing Date, Buyer shall be current in, and in compliance with all requirements of, all filings required to be tendered to the Securities and Exchange Commission pursuant to the Securities Act and Securities Exchange Act of 1934, as amended. Said filings shall contain all of the information required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the best knowledge of Buyer, will not fail to state any material facts which were required to be so stated. In addition to the filings identified in Schedule 5.4, Buyer shall be responsible for all Securities Act and Exchange Act filings, together with the costs associated therewith, as a consequence of this transaction.

5.8 Buyer Acknowledgments. Buyer, acting through its own management personnel, counsel, and accountants has been given the opportunity to inspect and examine the books, documents, records, Contracts, leases, licenses, permits, purchase agreements and other agreements, business arrangements and commitments including but not limited to those described in the Schedules and Exhibits attached hereto (collectively the “Records”) of Seller for purpose of determining the acceptability to Buyer of Seller's titles to the issued and outstanding Company Stock and underlying assets and the condition of such assets. Buyer, acting through the above referenced individuals, has also been given the opportunity to investigate, inspect and examine the material aspects of the business of Seller and all of its assets and liabilities. In addition to the foregoing, Buyer has been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of Seller and Seller’s management personnel acting on its behalf concerning the business, its assets and this transaction, and to obtain any additional information, to the extent that Seller was in possession of such information, or was able to acquire it without unreasonable effort or expense, necessary to verify the accuracy of the Records and information furnished; and Buyer has availed itself of such opportunity to the extent Buyer considers appropriate in order to permit Buyer to evaluate the merits and risks of the contemplated acquisition of Seller’s shares or units of issued and outstanding Company Stock. With respect to the foregoing investigations, Buyer has determined and agrees that:

a.
Buyer has examined the Facilities, Fixtures and Equipment and has found them to be in good operating condition and repair (except for ordinary wear and tear), and to be sufficient for the operation of the business as presently conducted. Accordingly, Buyer accepts the Facilities, Fixtures and Equipment “As Is” subject to Seller’s duty to continue to maintain same in the ordinary course of business until Closing.

b.
Except as identified in Schedules 5.4, 5.8, there is no consent, approval or authorization required for Buyer to take an assignment of any claim, contract, license, lease, commitment, and sales order or purchase order.

5.9. Material Misstatements or Omissions. No representations or warranties by Buyer in this Agreement nor any document, exhibit, certificate or schedule furnished to Seller pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Copies of all documents furnished to Seller hereunder are true and complete copies of the originals thereof in all material respects.

Article 6
Additional Covenants of Seller and Buyer

Seller, on the one hand, and Buyer, on the other hand, covenant with each other as follows:

6.1. Consents and Best Efforts. Within five (5) business days after the execution of this Agreement, Seller and Buyer will commence all commercially reasonable action required hereunder, and Seller will cooperate with Buyer as is necessary, to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the outstanding Company Stock, including any filings required to be made for the purposes of continued participation by the CMC Companies in the Medicare and Medicaid programs. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to take or cause to be taken all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including cooperation by Seller in providing information to Buyer, upon Buyer’s reasonable request, necessary for the filing of a Registration Statement with the SEC as contemplated in Section 2.7 hereof.

6.2. Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure that would be likely to cause any of its representations or warranties made in, or pursuant to, this Agreement to be untrue or inaccurate in any material respect, and (ii) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall use all reasonable commercial efforts to remedy any material failure on its part to comply with or be satisfied by it hereunder.

6.3. Reserved

6.4 Tax Returns. Seller shall be responsible for, and make all decisions with respect to, the preparation and filing of any short term or partial year federal income tax return of the CMC Companies for the fiscal year ending 2005 representing the portion of such year prior to Closing. Seller hereby represents, warrants and agrees that such income tax returns shall comply in all material respects with the Code and other applicable law. Seller shall furnish to Buyer a copy of each such return of the CMC Companies promptly upon the filing thereof. Buyer shall be responsible for, and make all decisions with respect to, the preparation and filing of any short term or partial year federal income tax return for the fiscal year ending 2005 representing the portion of such year subsequent to Closing. Buyer hereby represents, warrants and agrees that such income tax returns shall comply in all material respects with the Code and other applicable law. Buyer shall furnish to Seller a copy of each such return promptly upon the filing thereof. All books and records of the CMC Companies relating to the period prior to Closing shall be available to the Selling Shareholders at all reasonable times for inspection, audit, examination, and transcription for a period of not less than seven (7) years from the date of Closing and that Selling Shareholders shall be entitled to retain their own counsel.

6.5 Brokers. Buyer and Seller have had no dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby and no broker, finder or other person is entitled to receive any broker's commission or finder's fee or similar compensation in connection with any such transaction. Each of the Parties agrees to defend, indemnify and hold harmless, in the manner herein provided, the other from, against, for and in respect of any and all claims, suits, expenses, attorneys fees, costs or other losses sustained by the other as a result of any liability or obligation to any broker or finder on the basis of any arrangement, agreement or acts made by or on behalf of such other Party with any person or persons whatsoever.

6.6 Payments. Neither party hereto has, directly or indirectly knowingly paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of either party’s business, and which such party knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction. Further, each Party to this Agreement hereby expressly acknowledges that no provision of this Agreement (i) is a payment or is intended to constitute a payment as compensation or remuneration in return or an inducement for referring any individual to a person for the furnishing or arranging for the furnishing of any item or service, or for the purchase, lease, order, or arranging for or recommending the purchase, lease, or ordering of any good, facility, service, or item, for which payment may be made in whole or in part under Medicare, Medicaid, or any other Health Care Program, or (ii) represents a payment, compensation, or remuneration that would violate any federal or state law regulating health care or the practice of medicine, including without limitation, a Health Care Requirement.

6.7 Post Closing Management of Companies. Contemporaneous with Closing, the Seller, a new corporation (“Newco”), operated by Gary Brown, shall enter into a three-year Management Agreement with Buyer, the terms of which are contained in the agreement attached hereto as Exhibit D.

6.8 Automobiles. The Parties acknowledge and agree that Chrio Medical Associates is currently a joint owner of a Mercedes 500 SL with Gary Brown listed in Schedule 1.1(a)(15). The Parties further acknowledge and agree that Gary Brown and/or Maria Brown shall be entitled to retain the Mercedes 500 SL without any reduction and/or offset against the Purchase Price; provided, however, Gary Brown and/or Maria Brown shall be responsible for all costs associated with the Mercedes 500 SL after the Closing. In contemplation of the foregoing and without further consideration, Buyer and/or Chiro Medical Associates shall execute and deliver, at Seller’s direction and out of pocket expense, such further instruments of conveyance, sale, assignment, transfer or release and shall take or cause to be taken such other or further action as may be reasonably requested at any time or from time to time in order to perfect Gary and/or Maria Brown’s title to the Mercedes 500 SL. It is expressly agreed and understood by the Parties that Gary Brown and Maria Brown shall have the exclusive use, possession, control and choice of disposition of the Mercedes 500 SL.

6.9 Guarantees and Inter-company Debts. Buyer acknowledges that the CMC Companies currently have the inter-company debts, credit guarantees and loans identified in Schedule 6.9. The Parties agree that Buyer shall assume responsibility for the balance of such inter-company debts, credit guarantees and loans, as of the date of Closing, without any reduction and/or offset against the Purchase Price.

6.10 Closing Date Adjustments. The Parties agree that as of the Closing Date:

(A)
all regular payments of bills, expenses and salaries accrued in the ordinary course of business not otherwise paid shall remain with the CMC Companies, but be a credit to Buyer on the Closing statement;

(B)
all cash held by the CMC Companies at Closing and not otherwise withdrawn by/distributed to Seller together with pre-payments of debts not yet due (ex. prepaid rent) shall remain with the CMC Companies, but be a credit to Seller on the Closing statement; and

(C)	all uncollected Accounts Receivable will remain with the CMC Companies.

6.11 Notices of Certain Events. Prior to the Closing, Seller shall promptly notify Buyer of:

(A)	Any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

(B)	Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(C)
Any actions commenced, or to the knowledge of Seller threatened against, relating to, involving, or otherwise affecting Seller or any of their property, or any disputes, conflicts or circumstances providing the basis for any dispute or conflict, which, if in existence on the date of this Agreement would have been required to have been disclosed by Seller to Buyer pursuant this Agreement or which relate directly or indirectly to the consummation of the transactions contemplated by this Agreement.

6.12 Exclusivity. Unless and until this Agreement has been terminated in accordance with Section 10 below, neither the Seller nor their respective Representatives, agents or employees, will solicit or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding (written or oral) with, any other person or entity regarding (i) the sale, merger or reorganization of the CMC Companies; (ii) the sale or other disposition of, or the granting of any security interest, lien or encumbrance on, any of the assets of the CMC Companies (except in the ordinary course of business or as otherwise provided hereunder); or (iii) any other transaction, except as otherwise provided hereunder, which would cause or result in any change, other than of an immaterial nature, in or adversely affect the Businesses of any of the CMC Companies or otherwise interfere with the consummation of the transactions contemplated herein.

Article 7
Closing Documents

7.1 Buyer’s Deliveries. On or prior to the Closing Date, Buyer shall deliver the following to Seller:

(A)	Immediately available funds representing the Purchase Price as set forth in Section 2.2 hereof;

(B)
A certified copy of resolutions unanimously adopted by Buyer's board of directors and shareholders approving the execution and delivery of this Agreement to Seller and the consummation of the transactions contemplated hereby, in such form as may be reasonably acceptable to Seller's counsel;

(C)	An executed management agreement in the form attached hereto as Exhibit D; and

(D)	Such other documents that Seller may reasonably deem necessary or appropriate in order to consummate the transaction contemplated herein.

7.2 Seller’s Deliveries. On or prior to the Closing Date, Seller shall deliver the following documents to Buyer:

(A)
certificates representing the issued and outstanding Company Stock to be acquired hereunder, which certificates shall be duly endorsed, or accompanied by stock powers duly executed by Seller, transferring same; and

(B)
a certified copy of resolutions unanimously adopted by Seller's board of directors, managers, shareholders and members, as applicable, approving the execution and delivery of this Agreement to Buyer and the consummation of the transactions contemplated hereby, in such form as may be reasonably acceptable by Buyer's counsel; and

(C)	an executed management agreement in the form attached hereto as Exhibit D; and

(D)	the corporate books and records, and a good standing certificate for each entity being acquired hereunder for the current year (2005) certified by the Secretary of the State of Florida; and

(E)	such other documents that Buyer may reasonably deem necessary or appropriate in order to consummate the transaction contemplated herein

Article 8
Actions by Seller and Buyer After Closing

8.1. Books and Records. Each Party agrees that it will cooperate with, and make available to, the other party, during normal hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and Records, information or employees’ access for any reasonable business purpose. The Party requesting any such books and Records, information or employee access shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to such books and Records, information or employees. Seller may require certain financial information relating to the CMC Companies for periods after the Closing Date for the purpose of filing federal, state, local and foreign Tax Returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller's reasonable request.

8.2. Survival of Representations, and Warranties. All representations and warranties contained herein or in any certification or instrument delivered pursuant to this Agreement or the transactions contemplated hereby shall survive for a period of one (1) year from the execution and delivery hereof and the consummation of the transactions contemplated hereby.

8.3. Indemnification. Subject to Section 8.3.4 hereof, Buyer and Seller each agree to indemnify and hold the other harmless from and against all claims, damage, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions (the “Indemnified Liabilities”) incurred by the other in connection with:

(A)	Any material breach of any representation or warranty made in this Agreement by the Party against whom indemnification is sought; or

(B)	Any material misrepresentation contained in any statement, certificate, exhibit or schedule to this Agreement furnished by the Party against whom indemnification is sought; or

(C)	Any material breach of or failure to perform any covenant, agreement or obligation contained in this Agreement or in any related documents or other certification or instrument contemplated hereby.

8.3.1 Claims for Indemnification Whenever any claim shall arise for indemnification hereunder (a “Claim”), the Party seeking indemnification (the "Indemnified Party") shall promptly notify each Party from whom indemnification is sought (the "Indemnifying Party") of the Claim and, when known, the facts constituting the basis for the Claim. In the event of any such claim for indemnification results from or is in connection with any Claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof, as provided in Section 8.3.2 of this Agreement.

8.3.2 Defense of Claims If a Claim results from, or arises out of, any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such Claim or legal proceeding, with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such Claim or litigation resulting therefrom within ten (10) days after notice of such Claim is given to the Indemnified Party, then, (i) the Indemnified Party may defend against such Claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question, defend against or limit liability as a result of the manner in which the Indemnified Party defended such third party Claim or litigation, or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party Claim or litigation, in a reasonably prudent manner.

8.3.3 Payment. Upon judgment, determination, settlement or compromise of any third party Claim (a “Determination”) in a manner provided for by Section 8.3.2, the Indemnifying Party shall promptly pay on behalf of the Indemnified Party or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by such Determination with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

8.4. Further Assurances. Both at and after Closing, each party shall prepare, execute and deliver, at the other's direction and expense, such further instruments of conveyance, sale, assignment or transfer and such other documents, and shall take or cause to be taken such other or further action, as the party shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer’s title to all or any part of the issued and outstanding Company Stock and underlying assets or to perfect Seller's right to, and receipt of, the Purchase Price, or to consummate, in any other manner the terms and provisions of this Agreement.

8.5. No Prohibited Assignment: Best Efforts. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other parties thereto would constitute a breach thereof or in any way affect the rights of the Seller thereunder and such consent has not been obtained. If such consent is not obtained or if any attempted assignment would be ineffective or would affect the Seller's rights thereunder so that the Buyer would not in fact receive all such rights, then, Seller shall use Seller’s best efforts to cause Buyer to be placed in the same economic position as if such consent or assignment had been effected. In doing so, Seller shall thereafter not be in breach of its related representations and warranties under this Agreement.

Article 9
Other Conditions to Obligations of Buyer and Seller

9.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions, unless waived by Buyer in writing or through closing this transaction:

(A)
The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

(B)	Seller shall have performed and observed in all material respects all obligations and conditions to be performed or observed by Seller under this Agreement.

(C)	Between September 30, 2005 and the Execution Date of this Agreement, except as otherwise provided herein, Seller shall have operated its Businesses in the ordinary course of business.

(D)	Seller shall have received such third party consents and approvals required because of this Agreement or the transactions contemplated by this Agreement as defined by Section 4.9 and Schedule 4.9.

(E)
There shall be no Shareholder of Seller that did not vote in favor of this Agreement and subsequent acquisition of the CMC Companies by Buyer together with the execution and delivery of all documents required in connection therewith.

(F)
No action, suit or proceeding shall be pending or threatened before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(G)
All corporate and other proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel.

(H)	A new corporation (“Newco”), as operated by Gary Brown, shall have entered into a management agreement with the new owner of the CMC Companies, in the form attached hereto as Exhibit D.

(I)
Seller shall have cooperated and participated with Buyer in submitting all of the documentation required under the Medicare and Medicaid programs to reflect the Buyer as the new owner of the CMC Companies.

9.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Seller in writing or through closing this transaction:

(A)
The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

(B)	Buyer shall have performed and observed in all material respects all obligations and conditions to be performed or observed by Buyer under this Agreement.

(C)	Buyer shall have received such third-party consents and approvals required because of this Agreement or the transactions contemplated by this Agreement as defined by Section 5.4 and Schedule 5.4.

(D)
No action, suit or proceeding shall be pending or threatened before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(E)
All corporate and other proceedings taken or required to be taken by Buyer in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to Seller and its counsel.

(F)	A new corporation (“Newco”), as operated by Gary Brown, shall have entered into a management agreement with the new owner of the CMC Companies, in the form attached hereto as Exhibit D.

(G)
Buyer shall have cooperated and participated with Buyer in submitting all of the documentation required under the Medicare and Medicaid programs to reflect the Buyer as the new owner of the CMC Companies.

Article 10
Termination

10.1 This Agreement may be terminated as provided below:

(A)	Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(B)
Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) by reason of the failure of the fulfillment of any condition under Section 9 by the Seller, or (ii) if the Closing shall not have occurred on or before the earlier of April 30, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement for a public offering; and

(C)
Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (i) by reason of the failure of fulfillment of any condition under Section 9 by the Buyer, or (ii) if the Closing shall not have occurred on or before the earlier of April 30, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement for a public offering.

10.2 Notwithstanding anything in this Section 10 to the contrary, no Party may terminate this Agreement if the circumstances giving rise to such Party’s right to terminate results primarily from such Party itself breaching any representation, warranty, or covenant contained in this Agreement. In addition, each Party acknowledges that the Businesses of the CMC Companies are unique, that a failure by a Party to complete the transaction contemplated by this Agreement will cause irreparable and continuing damage to the other Party, and that actual damages for any such failure are not ascertainable and would otherwise be inadequate and that the other Party will therefore have no adequate remedy at law. Consequently, each Party agrees that ~~t~~he other Party, its affiliates, successors and assigns, shall be entitled to specific performance of any of the provisions of this Agreement.

Article 11
Miscellaneous

11.1 Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given if made in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such Party.

If to Buyer:	Robert Goldsamt Basic Care Networks, Inc. 4270 Promenade Way, Suite 226 Marina Del Ray, CA 90292 Fax (310) 821-5411

If to Seller:	Gary Brown Choice Medical Centers, Inc. 2295 North West Corporate Blvd., Suite 140 Boca Raton, FL. 33431 Fax (561) 988-0426

11.2 Entire Agreement. This Agreement, together with the schedules, exhibits and certificates annexed hereto, merges and supersedes all prior and contemporaneous understandings, oral or written, of the Parties hereto and sets forth the entire understanding of the Parties with respect to the subject matter hereof. Unless expressly provided for to the contrary under this Agreement, no term or condition of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

11.3 Binding Effect and Assignments. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties hereto and their respective heirs, administrators, executors, personal Representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by either Party except with the prior written consent of the other.

11.4 Captions. The article and section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision thereof.

11.5 Expenses of Transaction. Except as otherwise stated herein, each of the Parties hereto shall bear and pay, without any right of reimbursement from any other Party, all costs, expenses and fees incurred by it on its behalf incident to this transaction and the performance of such Party's obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, any broker's or finder's fees, costs incident to the transfer of any securities and the fees and disbursements of counsel, accountants and consultants (including investment banking firms/advisors) employed by such Party. Notwithstanding the foregoing, the Parties hereto agree that all of both Parties’ accounting/legal audit expenses associated with this transaction are the sole responsibility of, and are to be directly paid for by, Buyer as well as Seller’s legal fees associated with the preparation of the letter of intent, dated March 1, 2005, and this Agreement. However, the obligations and rights of Buyer with respect to Seller’s legal fees associated with the preparation of the letter of intent and this Agreement shall be limited to the other terms identified in the February 15, 2005 letter agreement by and between James L. Pruden, P.A., Basic Care Networks, Inc. (f/k/a Format Health, Inc.) and Choice Medical Centers, Inc. which such letter agreement is incorporated herein by reference.

11.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable, and every other provision of this Agreement shall remain in full force and effect.

11.8 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by and enforced in accordance with the internal laws, and not the law of conflicts, of the state of Florida applicable to all agreements made and to be performed in such state. The parties hereto agree that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court of competent jurisdiction located in Palm Beach County, and the parties hereto expressly consent to the jurisdiction of any such courts and to venue therein. In the event of any litigation arising out of a breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and court costs at the trial and appellate levels.

11.9 Remedies. The remedies hereunder shall be cumulative and not alternatives; the election of one remedy for a breach shall not preclude pursuit of other remedies.

11.10. Publicity. Subject to SEC rules and regulations, Buyer shall be permitted to issue press releases or make public statements regarding the transactions contemplated hereby without the prior approval of the Seller after Closing.

11.11. Confidentiality. In the event the transaction which is the subject of this Agreement is not consummated, Buyer agrees that it will return to Seller all Records and other documents of Seller then in its possession, and will not itself use or disclose, directly or indirectly, to any person any confidential information with respect to Seller or the Business learned by Buyer during the period prior to the termination of this Agreement.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER: Basic Care Networks, Inc.	SELLER
By: /s/ Robert S. Goldsamt Its: Chief Executive Officer	By: /s/ Gary Brown Its:________________________________

SHAREHOLDERS

By:   /s/ Gary Brown
________________________
GARY BROWN

Exhibit A
Company Stock Interests To Be Acquired

Parent Company

Choice Medical Centers, Inc.

Subsidiary and Affiliate Companies

Injury Treatment Center of Boynton Beach, Inc.

Injury Treatment Center of Coral Springs, Inc.

Injury Treatment Center of South Florida, Inc.

Chiro Medical Associates of Hollywood, Inc.

Neuro Massage Therapists, Inc.

Southeast MRI f/k/a Mobile Diagnostic Imaging, LLC.

Injury Treatment Center of Fort Meyers, Inc.

Injury Treatment Center of Fort Lauderdale, Inc.

Exhibit B
Promissory Note

Date: _________, 2006	$__________

In accordance with the payment terms herein, the undersigned, Basic Care Networks, Inc., a Delaware corporation having an address of 4270 Promenade Way, Suite 226, Marina Del Ray, CA 90292, and its subsidiaries, Injury Treatment Center of Boynton Beach, Inc., Injury Treatment Center of Coral Springs, Inc., Injury Treatment Center of South Florida, Inc., Chiro Medical Associates of Hollywood, Inc., Neuro Massage Therapists, Inc., Southeast MRI f/k/a Mobile Diagnostic Imaging, LLC., Injury Treatment Center of Fort Meyers, Inc., and Injury Treatment Center of Fort Lauderdale, Inc. (jointly and severally the “Maker”), promises to pay to the order of Gary Brown, whose address is 4275 Sanctuary Lane, Boca Raton, FL. 33487 (“Payee”), the sum of ($_____________), together with interest on the amount outstanding from time to time at a rate equal to 6% per annum. Payment of principal together with all accrued interest thereon shall be paid in full on or before June 30, 2007.

This Note shall, at the option of Payee or holder, if different, become immediately due and payable, without notice or demand, upon the happening of any one of the following specified events of default:

a.
If any of the undersigned of this Note shall become insolvent (however such insolvency may be evidenced), or unable to pay its or his debts as they mature, or should any of the undersigned make an assignment to or for the benefit or its or his creditors, or file a voluntary petition in bankruptcy or for any relief under any bankruptcy or insolvency laws; or

b.	If a petition in bankruptcy or for any relief under any bankruptcy or insolvency law shall be filed against any of the undersigned and said petition is not dismissed within 60 days; or

c.	If a trustee, custodian or receiver in bankruptcy shall be appointed for the property or assets of any of the undersigned; or

d.	If any governmental authority shall take possession of any substantial part of the property of any of the undersigned; or

e.
If any of the undersigned shall at any time fail to carry out, or be in default in respect of, any of its undertakings, obligations, or agreements under this Note which failure shall remain unremedied for a period of ten (10) days after the due date thereof; or

f.	If any of the undersigned shall at any time fail to carry out, or be in default in respect of, or fail to perform any of its undertakings, obligations or agreements between itself and the Holder.

After maturity or default, this Note shall bear interest at the rate of 12% per annum, provided that in no event shall such rate exceed the highest rate permissible under the applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the highest rate permissible under appli-cable law, then any and all such excess shall be and the same is hereby waived by the holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of such excess which exceeds the princi-pal balance shall be paid by the holder hereof to Maker and any parties liable for the payment of the loan made pursuant to this Note, it being the intent of the parties hereto that under no circumstances shall Maker, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the highest rate permissible under applicable law.

The undersigned waives presentment for payment, protest, notice of protest, dishonor and nonpayment of this Note and any other demand whatsoever and all defenses by reason of any extension of time of the payment of this note that may be given by the Holder.

All parties liable for the payment of this Note consent and agree to any and all extensions of time, renewals, waivers or modifications that may be granted by the Holder with respect to the payment or any other provisions of this Note, and to the release of any collateral or part thereof, with or without substitution.

No waiver by the Holder of any default hereunder shall be deemed to constitute a wavier of any subsequent default. No exercise of any right or remedy hereunder shall preclude the exercise of any other right or remedy which the Holder may have in law or in equity to enforce the provisions of this Note or the collection thereof.

Time is of the essence of this Note.

The Maker hereto agrees that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court of competent jurisdiction located in Palm Beach County, and the parties hereto expressly consent to the jurisdiction of any such courts and to venue therein. In the event of any litigation arising out of a breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and court costs at the trial and appellate levels.

MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION THEREWITH.

Basic Care Networks, Inc.

By: _____________________________________________
Robert Goldsamt, CEO Basic Care Networks, Inc.

FOR AND ON BEHALF OF:
Choice Medical Centers, Inc.,
Injury Treatment Center of Coral Springs, Inc.,
Chiro-Medical Associates of Hollywood, Inc.,
Injury Treatment Center of Boynton Beach, Inc.,
Injury Treatment Center of South Florida, Inc.,
Neuro Massage Therapists, Inc.,
Injury Treatment Center of Fort Meyers, Inc. and
Injury Treatment Center of Fort Lauderdale, Inc
Southeast MRI, Inc.

By: _____________________________________________
Robert Goldsamt, CEO Basic Care Networks, Inc.

Exhibit C

RESERVED

Exhibit D
MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (this "Agreement") dated ____________, 200__, by and between Newco_____________, a Florida __________ having offices at 2295 North West Corporate Blvd., Suite 140, Boca Raton, Florida 33431 (hereinafter, "Management Company"), and Basic Care Networks, Inc., a Delaware corporation with its principle place of business at 4270 Promenade Way, Suite 226, Marina Del Ray, California 90292 (“Basic Health”) together with its wholly-owned subsidiaries consisting of Choice Medical Centers, Inc., Injury Treatment Center of Coral Springs, Inc., Chiro-Medical Associates of Hollywood, Inc., Injury Treatment Center of Boynton Beach, Inc., Injury Treatment Center of South Florida, Inc., Neuro Massage Therapists, Inc., Injury Treatment Center of Fort Lauderdale, Inc. and Southeast MRI, Inc. (individually, a “Subsidiary Entity” and collectively, the “Subsidiary Entities”).

STATEMENT OF BACKGROUND FACTS

WHEREAS, the Subsidiary Entities are engaged in the business of treating neuro-muscular skeletal injuries by and through clinics operated by the Subsidiary Entities; and

WHEREAS, the parties hereto desire that Management Company shall manage and operate the Subsidiary Entities on Basic Health’s behalf under the terms of this written Agreement.

NOW, THEREFORE, in consideration of mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. DUTIES

1.1 Basic Health hereby appoints Management Company, and Management Company hereby accepts an appointment, on the terms and conditions hereinafter set forth, to serve as the manager of the Subsidiary Entities on Basic Health’s behalf commencing as of the date of this Agreement. During the term of this Agreement, Management Company shall, in a manner consistent with the strategic direction set by the Board of Directors of Basic Health, serve as the management company for the Subsidiary Entities and perform such administrative and operational services as are required, reasonably necessary or reasonably desired by Basic Health in connection with the management and operations of Subsidiary Entities, and which duties shall include those as are generally performed by a management company performing a similar function in the Subsidiary Entities’ industry. Accordingly, the day-to-day operations of the Subsidiary Entities shall be under the supervision and direction of Management Company, and Management Company shall bear the responsibility for making all ordinary decisions for the respective Subsidiary Entities. By way of clarification and not limitation, and except as otherwise provided herein, and subject to the limitations herein provided, Management Company shall, in the name of, for the account of, at the expense of, and from the General Account (as hereinafter defined) of each respective Subsidiary Entity, execute, supervise, oversee, and take all commercially reasonable action necessary with respect to all matters within the respective Subsidiary Entities' ordinary course of business, including the following:

(A)	Developing and implementing policies with respect to public relations, marketing and advertising of services, and contracting with third parties for the provision of the same;

(B)
Hiring, supervising, assigning the duties of, and termination of employees, including, but not limited to, all managerial and working staff, department heads, physicians (to the extent such supervision does not interfere with doctor-patient relationship), repair companies, payroll service providers, human resource services/benefits programs, and all other agents and vendors/contractors that are outsourced (collectively, the "Employed Persons");

(C)	Determining salaries, bonuses, benefits, and/or business related expenses (collectively the “Support Costs”) for all Employed Persons;

(D)	Assisting with the procurement and maintenance of all licenses, certificates, permits, or other authorizations necessary for the operation of the Subsidiary Entities;

(E)
Causing to be timely paid, from the General Accounts (as hereinafter defined), all property, sales and use, occupancy and other taxes, as well as all licenses, certificates, permits, authorizations and examination fees, and all other charges which are lawfully levied on the Subsidiary Entities (excluding income and capital stock taxes);

(F)
Causing each of the Subsidiary Entities to observe and comply in a timely manner with, and pay all related costs in connection with, all applicable Federal, state, and local statutes, rules, regulations, ordinances, and orders affecting their respective operations, including without limitation those laws relating to withholding taxes, social security taxes, unemployment insurance, disability insurance, immigration and naturalization laws, and the Fair Labor Standards Act;

(G)
Negotiating, contracting for and procuring all facility services, related materials and supplies required to operate the Subsidiary Entities, including without limitation, electricity, gas, water, steam, cleaning, vermin exterminators, elevator and boiler maintenance, air conditioning maintenance, and other necessary utilities and services;

(H)
Negotiating, contracting for and procuring all leases, licenses or contracts for all other services and operations, consistent with past practices or as otherwise reasonably necessary in the operation of the Subsidiary Entities; and

(I)	Procuring all inventories, provisions, supplies and equipment reasonably necessary to properly maintain and operate the Subsidiary Entities.

1.2 Notwithstanding anything herein to the contrary, the authority of Management Company to manage the Subsidiary Entities shall not include the authority to take any of the following actions without the express prior written consent of Basic Health:

(A)	Select, contract for, employ, engage, supervise, assign duties of, or terminate accountants or attorneys (hereinafter “Employed Professionals”) of the Subsidiary Entities; or

(B)	Cause any Subsidiary Entity to make a capital expenditure, or series thereof, in excess of $25,000.

1.3 As this is a contractor relationship, Basic Health and Management Company hereby acknowledge and agree that the Subsidiary Entities shall have no right to control the manner, means, or method by which Management Company performs the services called for by this Agreement; provided, however, that the Subsidiary Entities shall be entitled to (i) direct Management Company, in a manner consistent with this Agreement, with respect to the elements of services to be performed by Management Company and the results to be derived, and (ii) review and assess the performance of such services for the purposes of assuring that such services have been performed and confirming that such results were satisfactory. Notwithstanding anything herein to the contrary, Management Company agrees to perform such duties, as are assigned or delegated to Management Company by the Board of Directors of Basic Health (the “Board of Directors” or “Board”), consistent with industry standards and practices, and Management Company further agrees to observe and comply with the direction of Basic Health in respect to the duties to be performed by it, and shall report directly to the Chairman of the Board. The parties agree that Management Company shall implement, when requested, legally compliant Medicare and/or Medicaid programs upon the parties mutual consent of the manner of implementation.

1.4 Management Company hereby agrees to use all reasonable commercial efforts, and to devote such time, attention, skill and energy to the business of the Subsidiary Entities, as was previously expended by the Subsidiary Entity’s former president, Gary Brown, prior to their acquisition by Basic Health so as to fully perform its duties and promote the success of the business of the Subsidiary Entities. Management Company hereby agrees to cooperate fully with Basic Health in the advancement of the best interests of the Subsidiary Entities, and in that regard, and as consideration for this Agreement, Management Company hereby agrees to comply with, and abide by, such rules and directives as may be reasonably established from time to time by Basic Health, and recognizes the right of Basic Health, in its reasonable discretion, to change, modify or adopt new policies and practices affecting the Subsidiary Entities; provided such new policies and practices do not fall below the level of compliance reasonably deemed to be necessary by the Management Company or otherwise conflict with the Sarbanes-Oxley Act, or any other Federal, state or local laws, and associated ordinances, regulations or rules, as the foregoing may be amended from time to time.

1.5 General Accounts, Payments, and Distributions.

(A) Upon Basic Health’s approval, which shall not be unreasonably withheld, Management Company, on behalf of Subsidiary Entities, shall establish a bank account for each of the Subsidiary Entities, in the Subsidiary Entities' respective names (individually, a “General Account”, and collectively, the "General Accounts"). Management Company shall deposit all funds generated and collected from the operation of the Subsidiary Entities in their respective General Accounts. All funds deposited shall be held by the bank for the benefit of Subsidiary Entities. Management Company shall be an authorized signatory on all such accounts.

(B) The General Account of each of the Subsidiary Entities shall be used to pay all costs and expenses of the respective Subsidiary Entities, as permitted and/or required under this Agreement, and by way of clarification and not limitation, funds from the General Accounts may be disbursed by Management Company to Management Company so as to pay its Management Fee (defined below), and to pay all other expenses of the Subsidiary Entities incurred in the operation and maintenance of the Subsidiary Entities pursuant to this Agreement including, but not limited to, the costs and expenses (“Support Costs”) of any Employed Professionals of the respective Entities. It is understood and agreed that to facilitate the payment of expenses for the Subsidiary Entities (such as payroll), Management Company may elect to make such payments from an account maintained by Management Company for making such payments with regard to the Subsidiary Entities; and, Management Company shall be entitled to withdraw from the General Accounts of the Subsidiary Entities, and to deposit in such other account, from time to time, an amount equal to the checks to be drawn upon such other account for the payment of expenses of the Subsidiary Entities; provided, however, that any such other accounts have been approved in advance by Basic Health. All bank accounts shall be owned by the respective Subsidiary Entities, and shall be operated by Management Company as the agent thereof.

1.6 Notwithstanding anything herein to the contrary, the parties hereto agree that:

(a)  Management Company may maintain petty cash funds and make payments therefrom, as the same are understood and employed generally in the Subsidiary Entities businesses.

(b)  Management Company shall keep its own funds separate and apart from the Subsidiary Entities' funds.

(c)  Management Company shall not be required to incur any liability or obligation for Subsidiary Entities' account without assurances satisfactory to Management Company that the funds necessary for the discharge thereof will be provided by the Subsidiary Entities.

(d)  Management Company shall, subject to the reasonable direction and ultimate control of Basic Health, provide cash management for all funds of Subsidiary Entities managed by Management Company for the purpose of this Agreement, the term "cash management" shall mean expediting cash inflows, controlling cash outflows.

(e)  Basic Health shall use all commercially reasonable efforts to maintain a minimum balance in the General Account of each Subsidiary Entity of not less than $30,000.00, and to cause the prompt replenishment thereof at anytime such accounts fall below such minimum amount. If the balance in the General Account of any Subsidiary Entity falls materially below $30,000.00, Management Company shall promptly (within 5 business days thereof) notify Basic Health, and request that it cause the Subsidiary Entity to replenish the General Account. Basic Health or the Subsidiary Entity shall replenish the General Account within five (5) business days after receipt of notification. If the General Account is not materially replenished in the prescribed time, Management Company may terminate this Agreement at any time thereafter, and Basic Health shall pay Management Company the Termination Fee stated hereunder. Further, any transfer of funds made by Basic Health from a Subsidiary Entity’s General Account to Basic Health or other third party as a distribution shall not, after giving effect to such distribution, (i) cause the Subsidiary Entity to not be able to pay its debts as they become due in the usual course of business; or (ii) cause the Subsidiary Entity’s total assets to be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

(f)  Management Company shall have no liability or responsibility for any Support Costs associated with any Employed Person or Employed Professionals, or otherwise be required to advance or loan any Support Costs from Management Company’s own funds and accounts, or to incur any other debt or obligation on behalf of a Subsidiary Entity if there are insufficient funds in the General Account to cover any such debt or obligation.

(g)  Basic Health shall be responsible for and otherwise cause, all audits, reports and required filings associated with securities regulation matters.

(h)  When requested, the Management Company shall report all status of its performance to, and receive associated assessments from the Board of Basic Health.

1.7 At the Subsidiary Entities’ respective expense, Management Company shall cause to be maintained, at its principal office, full, adequate and separate books and records as are necessary to reflect all transactions of the Subsidiary Entities and of Management Company with respect to the Subsidiary Entities. Such books and records shall be kept in a manner such that accounting statements may be prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). Basic Health and the Subsidiary Entities shall have the right and privilege of examining such books and records at the Management Company's principal office at any and all reasonable times during normal business hours. Management Company shall not destroy, dispose of, or remove to another location any such books or records, except by delivery thereof to Basic Health, or as Basic Health may otherwise instruct. Upon termination of this Agreement, all books and records shall be forthwith delivered to Basic Health, but all such books and records shall thereafter be available to Management Company at all reasonable times for inspection, audit, examination, and transcription for a period of not less than seven (7) years from the date of said termination.

1.8 Within thirty (30) days after the end of each calendar quarter, Management Company shall direct the relevant Employed Persons and instruct the relevant Employed Professionals, selected by Basic Health, to deliver to Basic Health an accounting for the operations of the Subsidiary Entities, including a detailed profit and loss statement and balance sheet showing the results of operation of the Subsidiary Entities for the preceding quarter and for the calendar year (the "Fiscal Year") to date and the cash needs, if any, for the subsequent three months. Such statements shall be calculated on the accrual method and prepared in accordance with GAAP. Management Company shall also cause to be delivered to Basic Health such other financial and operating reports, reasonably available to Management Company, as Basic Health shall request.

1.9 Within thirty (30) days after the end of each Fiscal Year, Management Company shall direct the relevant Employed Persons and instruct the relevant Employed Professionals, selected by Basic Health, to deliver to Basic Health unaudited financial statements including a detailed balance sheet, a statement of cash flows and an income and expense statement showing the results of operations of the Subsidiary Entities during such Fiscal Year. Such financial statements shall be calculated according to the methods determined by Basic Health, and in accordance with GAAP.

1.10 Management Company shall maintain materially complete and accurate records of its receipts from the Subsidiaries operations to pay its Management Fees. Upon Basic Health’s reasonable request, Management Company shall make such records, and all other documents and materials in the possession or control of Management Company available to Basic Health for examination. Basic Health shall have the right, at any time, to cause an audit of the books, records, and operations of the Subsidiary Entities to be made by an independent certified public accounting firm. Management Company agrees to cooperate fully with such auditors, and shall make available to them any and all information concerning the Subsidiary Entities. Basic Health shall deliver to Management Company copies of all financial reports regarding the Subsidiary Entities promptly after they are received from such auditors. Any adjustment to any Management Fee required because of the results of such audit shall be made by the parties within ten (10) business days of receipt of the audit. The cost of any such independent audit shall be an administrative and general expense of the Subsidiary Entities for the Fiscal Year in which such audit occurs.

SECTION 2. COMPENSATION

2.1 As consideration for its services during the term of this Agreement, Basic Health will compensate and pay Management Company One Hundred Thousand Dollars ($100,000.00) per year, as a Management Fee. Such compensation shall be paid to Management Company in equal payments at bi-weekly intervals.

2.2 Basic Health will reimburse Management Company, out of the General Accounts, for all reasonable expenses actually incurred by Management Company at the request of Basic Health or on behalf of the Subsidiary Entities in the performance of Management Company’s duties hereunder and in accordance with Basic Health’s policies and previously approved by Basic Health; provided, however, that proper itemization of said expenses is furnished to Basic Health by Management Company. All such expenditures shall be subject to the reasonable control of Basic Health.

2.3 Management Company shall bear sole responsibility for payment of federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Management Company, and Management Company shall bear sole responsibility for any of its own health or disability insurance, retirement benefits, or other welfare or pension benefits (if any).

2.4 Notwithstanding any other workers' compensation or insurance policies maintained by Subsidiary Entities, Management Company shall, if not otherwise exempt, procure and maintain workers' compensation coverage sufficient to meet the statutory requirements.

2.5 Management Company shall receive a management bonus (“Bonus”) plan consisting of an annual payment equal to 20% of any increase in the EBITDA of any Subsidiary Entity compared to the EBITDA of the Subsidiary Entity for the twelve (12) months ended September 30, 2005. In addition to the foregoing, the Bonus plan shall include an annual payment equal to 20% of the Subsidiary Entities’ EBITDA on new locations opened after the date of this Agreement. All Bonus calculations will be made prior to any reductions associated with corporate (parent company) inter-company debt payments, and overhead/burden rate assessments.

SECTION 3. CONFIDENTIALITY AND MATERIALS

3.1 Management Company acknowledges that in performing its respective obligations under this Agreement, Management Company may have access to the Confidential Information of the Subsidiary Entities. Management Company agrees that during the term of this Agreement, and for a period of two (2) years thereafter, Management Company will not use, copy, disclose, or permit any unauthorized person access to, any Confidential Information of the Subsidiary Entities except in connection with its obligations hereunder. Any data or other materials owned by Subsidiary Entities which it furnishes for use by the Management Company in connection with the obligations under this Agreement, including other Confidential Information of third parties, shall remain the sole property of the Subsidiary Entities, shall be held in confidence by the Management Company in accordance with the provisions of this Section 3.1, and shall be returned to the Subsidiary Entities or destroyed by the Management Company and certified as destroyed to the Subsidiary Entities upon termination of this Agreement. These restrictions shall not be construed to apply to (1) information generally available to the public, (2) information released by Subsidiary Entities or its clients or contractors, as the case may be, generally without restriction, (3) information approved in writing by Subsidiary Entities or its clients or contractors, as the case may be, for Management Company’s use and disclosure without restriction, or (4) knowledge, experience, information or data independently developed by Management Company without the use of any Confidential Information provided by Subsidiary Entities, or knowledge, experience, information or data that was rightfully in Management Company’s possession prior to disclosure by Subsidiary Entities.

3.2 Management Company further agrees that for the term of this Agreement, Management Company will not induce (or attempt to induce) or encourage any employee, officer, director, sales representative, agent, Vendor, or independent contractor of Subsidiary Entities to terminate its relationship with Subsidiary Entities other than in the ordinary course of business, or unless any of the foregoing is already an affiliate, Vendor, or independent contractor of Management Company.

SECTION 4. LIMITATION OF LIABILITY

4.1 Except as expressly provided in this Agreement, Management Company does not make any warranty, express or implied, with respect to the results obtained from Management Company’s work, including, without limitation, any results in operation or profitability of the Subsidiary Entities. In no event shall Management Company be liable for consequential, incidental, special, or indirect damages, or for acts of negligence that are not intentional, regardless of whether it has been advised of the possibility of such damages; provided, however, nothing herein shall relieve Management Company from gross negligence.

SECTION 5. RESTRICTIONS ON COMPETITION

5.1 During the term of this Agreement, Management Company will not compete with the Subsidiary Entities by engaging in, promoting, assisting (financially or otherwise), or consulting with any business, enterprise or activity which competes with the business of treating neuro-muscular skeletal injuries (the “business area”) in Palm Beach, Broward and/or Lee Counties. Notwithstanding the foregoing, and for clarity, the business area shall not include billing support and management, pharmaceuticals and or nutraceutical sales as well as law firm consulting.

5.2 Notwithstanding the foregoing, nothing contained in this Section 5 shall be deemed to preclude Management Company from owning less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a stock exchange or quoted on NASDAQ.

SECTION 6. TERM AND TERMINATION

6.1 Basic Health hereby contracts with Management Company to perform the administrative services as defined hereunder, and Management Company hereby accepts this engagement and agrees to render such services to the Subsidiary Entities on the terms and conditions set forth in this Agreement for a term of three (3) years commencing the Closing Date of the sale of the Subsidiary Entities’ to Basic Health (the “Initial Term”). The three (3) year term provided for herein shall be renewed for succeeding terms of (1) year upon the mutual written consent of the parties, at least thirty (30) days prior to the end of the Initial Term, or any extended term. The amount of reasonable compensation payable in each such successive period shall, within the thirty (30) days prior to the expiration hereof, in good faith be re-negotiated by the parties to arrive at a mutually acceptable amount. In the event Management Company is terminated without cause, then Management Company will be paid the aggregate of all unpaid compensation pro-rated to that termination date and in addition thereto, Management Company shall receive a severance payment (“Severance Payment”) consisting of monthly payments equivalent to Management Company’s monthly compensation for the lesser of (i) twelve (12) months, or (ii) the remaining period of time between the termination date and the end of the then current term as well as Bonus payments accruing through the end of the then current term calculated in accordance with Section 2 hereof.

6.2 Basic Health may terminate the Management Company without Severance Payment for Cause, which without limiting the generality of the foregoing, shall include:

(A)  If there is a repeated failure on the part of the Management Company to perform the material duties in a competent manner after 30 days prior written notice and Management Company’s failure to cure.

(B)  If Management Company or any of its officers is convicted of a criminal offense involving fraud or dishonesty or any offense similar thereto.

(C)  Fraud or conversion relative to the Subsidiary Entities.

(D)  If the Management Company fails to honor its fiduciary duties to the Subsidiary Entities.

(E)  If Management Company or any its officers makes any personal profit arising out of or in connection with a transaction to which the Subsidiary Entities is party without making disclosure to and obtaining the prior written consent of the Board of Directors, excluding herefrom, (i) any increase in the value of current shareholdings, share option or share purchase plans, and (ii) the Management Fees, Bonus and other compensation earned pursuant to Section 2 hereof.

6.3 This Agreement shall terminate without notice in the event Management Company commits any act of bankruptcy, or a petition for involuntary bankruptcy is filed against Management Company, or Management Company makes a general assignment for the benefit of creditors under the bankruptcy or insolvency laws.

6.4 If this Agreement is terminated for any reason whatsoever, the provisions of Sections 3 shall survive termination of this Agreement.

6.5 Basic Health may request Management Company, upon termination of this Agreement, to cause to be provided to Basic Health, at Basic Health’s expense, or any third party designated by Basic Health, all of the following information:

(A)  Financial Statement Information
(B)  Sales Tax Filings

(C)  Federal & State Tax Filings
(D)  Transfer of Accounting paperwork to Subsidiary Entities
(E)  Payroll Tax Reporting/Summary, Unemployment
(F)  Vacation Accruals & Adjustment
(G)  Transfer of Licenses and Permits
(H)  Vendor Status Reports
(I)  Accounts Payable (30-90 days)

Should Basic Health make this request of Management Company, Management Company shall be entitled to an additional fee equal to one month’s management fee (the "Close Out Fee").

SECTION 7. MISCELLANEOUS

7.1 This Agreement shall inure to the benefit of, and be binding upon, Basic Health and the Subsidiary Entities and its subsidiaries and affiliates, together with their successors and assigns, and Management Company, together with Management Company’s successors and assigns.

7.2 This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions, whether oral or written, express or implied, with respect to the subject matter hereof.

7.3 Management Company shall not be liable to Subsidiary Entities for any failure or delay caused by events beyond Management Company's control, including, without limitation, Basic Health’s failure to furnish necessary information; natural disasters, sabotage; failure or delays in transportation or communication; failures or substitutions of equipment; labor disputes; accidents; shortages of labor, fuel, raw materials or equipment; or technical failures.

7.4 The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by and enforced in accordance with the internal laws, and not the law of conflicts, of the state of Florida applicable to all agreements made and to be performed in such state. The parties hereto agree that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court located in Palm Beach County Florida, and the parties hereto expressly consent to the jurisdiction of any such courts and to venue therein and consent to service of process in any action or proceeding by certified or registered mailing of the summons and complaint therein directed to the parties at their respective addresses set forth in this Agreement. In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs.

7.5  All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

7.6  This Agreement is enforceable only by Management Company and Basic Health (and the Subsidiary Entities) and each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

7.7  Neither party shall assign or transfer any right or obligation under this Agreement, without the express prior written consent of the other party, except by merger or sale of all or substantially all of its assets.

7.8  The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employee between Basic Health or Subsidiary Entities and Management Company.

Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BASIC HEALTH

By: ____________________________________
Robert Goldsamt, CEO

FOR AND ON BEHALF OF:
Choice Medical Centers, Inc.,
Injury Treatment Center of Coral Springs, Inc.,
Chiro-Medical Associates of Hollywood, Inc.,
Injury Treatment Center of Boynton Beach, Inc.,
Injury Treatment Center of South Florida, Inc.,
Neuro Massage Therapists, Inc.,
Injury Treatment Center of Fort Meyers, Inc. and
Injury Treatment Center of Fort Lauderdale, Inc
Southeast MRI, Inc.

By: _____________________________________________
Robert Goldsamt, CEO Basic Care Networks, Inc.

NEWCO

By: _____________________________________
Gary Brown, President

FIRST AMENDMENT TO THE
STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT (“Amendment”), dated February 10, 2006, amends that certain Stock Purchase Agreement (the “Agreement”) dated November 22, 2005 and entered by and between Choice Medical Centers, Inc., a Florida Corporation having a corporate address of 2295 North West Corporate Blvd., Suite 140, Boca Raton, Florida. 33431 (“CMC”), CMC’s subsidiary and affiliate entities set forth in Exhibit A to the Agreement, (CMC and the subsidiary and affiliate entities set forth in Exhibit A to the Agreement collectively referred to as “CMC Companies”), and the shareholders, members and/or owners (the “Shareholders”) of the CMC Companies (the CMC Companies and Shareholders collectively referred to as the "Seller") on the one hand, and Basic Care Networks, Inc., a Delaware corporation having an address of 4270 Promenade Way, Suite 226, Marina Del Rey, CA 90292 ("Buyer") on the other hand. This Amendment is entered by and between the Seller and the Buyer. The Seller and the Buyer may hereinafter be referred to individually as a "Party" and collectively as the "Parties."

1. The Parties mutually agree that the definition of “Closing Date” as set forth in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“"Closing Date" shall mean the earlier of May 15, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement, unless the Parties otherwise mutually agree to the contrary.”

2. The Parties also mutually agree that Section 3.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“3.2. Closing. The closing of the transactions contemplated herein (the "Closing") shall occur the earlier of May 15, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement, unless the Parties otherwise agree in writing. The Closing shall be held at 1:00 p.m. local time on the Closing Date at the law office of James L. Pruden, P.A., 980 N. Federal Highway, Suite 404, Boca Raton, FL 33432, unless the parties hereto otherwise mutually agree to the contrary.”

3. The Parties also mutually agree that Section 10.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“10.1 This Agreement may be terminated as provided below:

(A)	Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(B)
Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) by reason of the failure of the fulfillment of any condition under Section 9 by the Seller, or (ii) if the Closing shall not have occurred on or before the earlier of May 15, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement for a public offering; and

(C)
Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (i) by reason of the failure of fulfillment of any condition under Section 9 by the Buyer, or (ii) if the Closing shall not have occurred on or before the earlier of May 15, 2006 or seven (7) days after the closing of the underwriting associated with Buyer’s final registration statement for a public offering.”

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in the manner legally binding upon them as of the date first above written.

BUYER:	BASIC CARE NETWORKS, INC., a Delaware corporation

	By:	/s/ Robert Goldsamt
Name: Robert Goldsamt
Title: Chief Executive Officer

SELLER:	CHOICE MEDICAL CENTERS, INC.

	By:	/s/ Gary Brown
Gary Brown
President

INJURY TREATMENT CENTER OF BOYNTON BEACH, INC.

By:	/s/ Gary Brown
Gary Brown
President

INJURY TREATMENT CENTER OF CORAL SPRINGS, INC.

By:	/s/ Gary Brown
Gary Brown
President

INJURY TREATMENT CENTER OF CORAL SPRINGS, INC.

By:	/s/ Gary Brown
Gary Brown
President

INJURY TREATMENT CENTER OF SOUTH FLORIDA, INC.

By:	/s/ Gary Brown
Gary Brown
President

INJURY TREATMENT CENTER OF SOUTH FLORIDA, INC.

By:	/s/ Gary Brown
Gary Brown
President

INJURY TREATMENT CENTER OF FORT MYERS, INC.

By:	/s/ Gary Brown
Gary Brown
President

INJURY TREATMENT CENTER OF FORT LAUDERDALE, INC

By:	/s/ Gary Brown
Gary Brown
President

CHIRO MEDICAL ASSOCIATES OF HOLLYWOOD, INC.

By:	/s/ Gary Brown
Gary Brown
President

NEURO MASSAGE THERAPISTS, INC.

By:	/s/ Gary Brown
Gary Brown
President

SHAREHOLDERS:

By:	/s/ Gary Brown
GARY BROWN